Life On Earth, Inc. Retires And Cancels 1,455,000 Of Its Common Shares

Company Continues On Its Restructuring Plans to Focus On Core Brands

NEW YORK, NY, August 12, 2019 (GLOBE NEWSWIRE) -- Life On Earth, Inc. (OTCQB: LFER) announced today that it has completed the sale of The Giant Beverage Company, Inc. (“Giant”). The resale of the Company’s Giant Beverage Unit provided that the Company pay Giant’s previous principals $112,718, in a combination of cash and stock, to settle outstanding debts and obligations under the original purchase of that unit back in April 2018. In conjunction with the sale of the Giant unit, the Company received, as consideration for the resale of the Giant unit, 1,455,000 common shares of LFER that had been issued in the April 2018 acquisition. The details of the transaction have been reported in a Form 8-K filed with the SEC on August 12, 2019.

Fernando Oswaldo Leonzo, Founder and CEO of Life On Earth, Inc. stated, “As per our June shareholders’ update, the retirement and cancellation of nearly one and a half million shares is another step in the right direction for the Company regarding the divesture of non-performing assets for the company. The Company’s objective remains the same, which is to maintain a focus on our core business building our own brands, and bringing in the necessary human capital and talent in order to scale the growth of our brands as fast as possible. We anticipate on giving our shareholders additional updates relatively soon in the coming weeks.”

About Life On Earth, Inc.

Life on Earth, Inc. is a lifestyle beverage company focused on growing its portfolio of brands in the all-natural, innovative, healthier and “better for you” beverage market. The Company sells its products throughout the United States with third-party distributors, wholesalers and retailers.

The Company owns, markets and distributes three proprietary beverage brands, including:

•	Just Chill® – www.drinkjustchill.com
•	Victoria’s Kitchen™ - www.drinkvictoriaskitchen.com

For more information, please visit our corporate website - www.lifeonearthinc.com

Investors and corporate inquiries, please contact: info@lifeonearthinc.com | (646) 844- 9897

Safe Harbor Act

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Life on Earth, Inc. its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy.  The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements including those relating to the Company’s financing being adequate for the Company to place its products in retail stores, execute its acquisition strategy, and to launch its growth and expansion plans, among others, are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Life on Earth, Inc.’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  No information in this press release should be construed in any way whatsoever as an indication of Life on Earth, Inc.’s future revenues, financial performance or stock price.   More information about the potential factors that could affect the business and financial results is and will be included in Life on Earth, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov.